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                                                              Exhibit 3.21


                       LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                               WRIGHT EXPRESS LLC

            THIS LIMITED LIABILITY COMPANY AGREEMENT (the "Agreement") of Wright Express LLC (the "Company"), dated as of this 18th day of June, 1999, by PHH Holdings Corporation, a Texas corporation, as the sole member of the Company (the "Member").

                                     RECITAL

            The Member has formed the Company as a limited liability company under the laws of the State of Delaware and desires to enter into a written agreement, in accordance with the provisions of the Delaware Limited Liability Company Act and any successor statute, as amended from time to time (the "Act"), governing the affairs of the Company and the conduct of its business.

                                    ARTICLE 1
                          The Limited Liability Company

            1.1 Formation. The Member has previously formed the Company as a limited liability company pursuant to the provisions of the Act. A Certificate of Formation for the Company (the "Certificate of Formation") has been filed in the Office of the Secretary of State of the State of Delaware in conformity with the Act. Express authorization is hereby given to Deborah M. Reusch for the exclusive purpose of executing the Certificate of Formation of the Company which has been filed in the Office of the Secretary of State of Delaware.

            1.2 Name. The name of the Company shall be "Wright Express LLC" and its business shall be carried on in such name with such variations and changes as the Board (as hereinafter defined) shall determine or deem necessary to comply with requirements of the jurisdictions in which the Company's operations are conducted.

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            1.3 Business Purpose; Powers. The Company is formed for the purpose of engaging in any lawful business, purpose or activity for which limited liability companies may be formed under the Act. The Company shall possess and may exercise all the powers and privileges granted by the Act or by any other law or by this Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the Company.

            1.4 Registered Office and Agent. The location of the registered office of the Company shall be Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The Company's Registered Agent at such address shall be The Corporation Trust Company.

            1.5 Term. Subject to the provisions of Articles 7 and 9 below, the Company shall have perpetual existence.

            1.6 Principal Place of Business. The principal place of business of the Company shall be at such location as the Board may, from time to time, select.

            1.7 Title to Company Property. Legal title to all property of the Company shall be held and vested and conveyed in the name of the Company and no real or other property of the Company shall be deemed to be owned by the Member individually. The Common Interests (as hereinafter defined) of the Member shall constitute personal property.

            1.8 Business Transactions of the Member with the Company. In accordance with Section 18-107 of the Act, the Member may transact business with the Company and, subject to applicable law, shall have the same rights and obligations with respect to any such matter as a person who is not a member.

            1.9 Fiscal Year. The fiscal year of the Company (the "Fiscal Year") for financial statement purposes shall be determined by the Board.


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                                    ARTICLE 2
                                   The Member

            2.1 The Member. The name and address of the Member is as follows:

                     Name                     Address
                     ----                     -------
            PHH Holdings Corporation          307 International Circle
                                              Hunt Valley, Maryland 21030-1337

            2.2 Member Meetings.

                  (a) Actions by the Member; Meetings. The Member may approve a matter or take any action at a meeting or without a meeting by the written consent of the Member pursuant to subparagraph (b) below. Meetings of the Member may be called at any time by the Member.

                  (b) Action by Written Consent. Any action may be taken by the Member without a meeting if authorized by the written consent of the Member. In no instance where action is authorized by written consent of the Member will a meeting of the Member be called or notice be given. However, a copy of the action taken by written consent shall be filed with the records of the Company.

            2.3 Liability of the Member. All debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member.

            2.4 Power to Bind the Company. The Member (acting in its capacity as such) shall have the authority to bind the Company to any third party with respect to any matter.

            2.5 Admission of Members. New members shall be admitted only upon the approval of the Member.


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                                    ARTICLE 3
                                    The Board

            3.1 Management By Board of Managers.

                  (a) Subject to such matters which are expressly reserved hereunder or under the Act to the Member for decision, the business and affairs of the Company shall be managed by a board of managers (the "Board"), which shall be responsible for policy setting and approving the overall direction of the Company. The Board shall consist of one (1) to seven (7) individuals (the "Managers"), the exact number of Managers to be determined from time to time by resolution of the Member or the Board. The initial Board of Managers shall consist of three (3) individuals who shall be James E. Buckman, Stephen P. Holmes and Michael E. Dubyak.

                  (b) Each Manager shall be elected by the Member and shall serve until his or her successor has been duly elected and qualified, or until his or her earlier removal, resignation, death or disability. The Member may remove any Manager from the Board or from any other capacity with the Company at any time, with or without cause. A Manager may resign at any time upon written notice to the Board.

                  (c) Any vacancy occurring on the Board as a result of the resignation, removal, death or disability of a Manger or an increase in the size of the Board shall be filled by a majority of the remaining Mangers. A Manager chosen to fill a vacancy resulting from the resignation, removal, death or disability of a Manager shall serve the unexpired term of his or her predecessor in office.

            3.2 Meetings of the Board.

                  (a) The Board shall meet at such times as may be necessary for the Company's business on at least two (2) days' prior written notice of the time and place of such meeting. A majority of the Managers shall constitute a quorum for the transaction of business by the Board.

                  (b) Notice of any Board meeting may be waived by any Manager before or after such meeting.


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                  (c) All actions of the Board shall require the affirmative vote of a majority of the Managers. Each Manager shall be entitled to one vote on all matters. A Manager who is present at a meeting of the Board when action is taken shall be deemed to have assented to the action taken unless: (i) the Manager objects at the beginning of the meeting, or promptly upon his or her arrival, to holding the meeting or transacting business thereat, (ii) the Manager's dissent or abstention from the action taken is entered in the minutes of the meeting; or (iii) the Manager delivers written notice of his or her dissent or abstention to the presiding officer of the meeting before its adjournment or to the Secretary of the Company immediately after adjournment of the meeting. The right of dissent or abstention shall not be available to a Manager who votes in favor of the action taken.

                  (d) Meetings of the Board may be conducted in person or by conference telephone facilities and each Manager shall be entitled to participate in any meeting of the Board by telephone. Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if such number of Managers sufficient to approve such action pursuant to the terms of this Agreement consent thereto in writing. The writing or writings effectuating such written consent must be filed with the minutes of proceedings of the Board.

            3.3 Power to Bind Company. No Manager (acting in his capacity as such) shall have any authority to bind the Company to any third party with respect to any matter except pursuant to a resolution expressly authorizing such action which resolution is duly adopted by the Board by the affirmative vote required for such matter pursuant to this Agreement.

            3.4 Officers and Related Persons. The Board shall have the authority to appoint and terminate officers of the Company and retain and terminate employees, agents and consultants of the Company and to delegate such duties to any such officers, employees, agents and consultants as the Board deems appropriate, including the power, acting individually or jointly, to represent and bind the Company in all matters, in accordance with the scope of their respective duties.

                                    ARTICLE 4
                       Capital Structure and Contributions

            4.1 Capital Structure. The capital structure of the Company shall consist of one class of common interests (the "Common Interests"). All Common


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Interests shall be identical with each other in every respect. Initially, the
Member shall own one hundred (100) Common Interests.

            4.2 Capital Contributions. From time to time, the Board may determine that the Company requires capital and may request the Member to make capital contribution(s) in an amount determined by the Board. A capital account shall be maintained for the Member, to which contributions and profits shall be credited and against which distributions and losses shall be charged.

                                    ARTICLE 5
                        Profits, Losses and Distributions

            5.1 Profits and Losses. For financial accounting purposes, the Company's net profits or net losses shall be determined on an annual basis in accordance with generally accepted accounting principles. In each year, profits and losses shall be allocated entirely to the Member.

            5.2 Distributions. The Board shall determine profits available for distribution and the amount, if any, to be distributed to the Member, and shall authorize and distribute on the Common Interests the determined amount when, as and if declared by the Board. Any distributions by the Company shall be allocated entirely to the Member.

                                    ARTICLE 6
                   Accounts; Tax Returns; Tax Characterization

            6.1 Books. The Board shall cause to be maintained complete and accurate books of account of the Company's affairs at the Company's principal place of business. Such books shall be kept on such method of accounting as the Board shall select. The Company's accounting period shall be as determined by the Board.

            6.2 Company Tax Returns. The Member shall cause to be prepared and timely filed all tax returns required to be filed for the Company. Subject to
Section 6.3, the Member may, in its sole discretion, make or refrain from making any tax election for the Company that it deems necessary.


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            6.3 Tax Treatment. To the extent the Member is the sole member of the Company, (i) it is the intention of the Member that, for income tax purposes, the Company be treated as an entity that is disregarded as an entity separate from its owner and (ii) the Member and the Company shall timely make all necessary elections and filings, if any, for income tax purposes such that it will not be treated as a separate entity, but, instead, will be treated for income tax purposes as an entity that is disregarded as an entity separate from its owner.

                                    ARTICLE 7
                              Events of Dissolution

                  The Company shall be dissolved upon the occurrence of any of the following events (each, an "Event of Dissolution"):

                  (a) The Member votes for dissolution; or

                  (b) A judicial dissolution of the Company under Section 18-802 of the Act.

                  No other event, including the retirement, withdrawal, insolvency, liquidation, dissolution, insanity, resignation, expulsion, bankruptcy, death, incapacity or adjudication of incompetency of the Member, shall cause the existence of the Company to terminate.

                                    ARTICLE 8
                      Transfer of Interests in the Company

                  The Member may sell, assign, transfer, convey, gift, exchange or otherwise dispose of any or all of its Common Interests and, upon receipt by the Company of a written agreement by the person or entity to whom such Common Interests are to be transferred agreeing to be bound by the terms of this Agreement, such person shall be admitted as a member of the Company.


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                                    ARTICLE 9
                                   Termination

            9.1 Liquidation. In the event that an Event of Dissolution shall occur, then the Company shall be liquidated and its affairs shall be wound up. All proceeds from such liquidation shall be distributed in accordance with the provisions of Section 18-804 of the Act, and all Common Interests in the Company shall be cancelled.

            9.2 Final Accounting. In the event of the dissolution of the Company, prior to any liquidation, a proper accounting shall be made to the Member from the date of the last previous accounting to the date of dissolution.

            9.3 Distribution in Kind. All or any portion of the Company's assets may be distributed in kind to the Member in the event the Board determines that such distribution is in the best interest of the Company.

            9.4 Cancellation of Certificate. Upon the completion of the winding up of the Company and the distribution of the Company's assets, the Company shall be terminated and the Member shall cause the Company to execute and file a Certificate of Cancellation in accordance with Section 18-203 of the Act.

                                   ARTICLE 10
                         Exculpation and Indemnification

            10.1 Exculpation. Notwithstanding any other provision of this Agreement, whether express or implied, or obligation or duty at law or in equity, none of the Member or any officers, directors, stockholders, managers, partners, employees, affiliates, representatives or agents of the Member, nor any Manager, officer, employee, representative or agent of the Company or any of its affiliates (individually, a "Covered Person" and, collectively, the "Covered Persons") shall be liable to the Company or any other person for any act or omission (in relation to the Company, this Agreement, any related document or any transaction contemplated hereby or thereby) taken or omitted in good faith by a Covered Person in the reasonable belief that such act or omission was in or was not contrary to the best interests of the Company, and was within the scope of authority granted to such Covered Person by this Agreement, the Act, the Member or the Managers, provided


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such act or omission does not constitute fraud, willful misconduct, bad faith or gross negligence.

            10.2 Indemnification. To the fullest extent permitted by law, the Company shall indemnify and hold harmless each Member, Manager and each director, stockholder, manager and partner of the Member (collectively, "Indemnified Parties") from and against any and all losses, claims, demands, liabilities, expenses, judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative ("Claims"), in which such Indemnified Party may be involved, or threatened to be involved, as a party or otherwise, by reason of its management of the affairs of the Company or which relates to or arises out of the Company or its property, business or affairs. Notwithstanding the foregoing, none of the Indemnified Parties shall be entitled to indemnification under this Section 10.2 with respect to any Claim with respect to which such Indemnified Party has engaged in fraud, willful misconduct, bad faith or gross negligence. The Company may, but shall not be required to, provide indemnification rights to officers, employees, representatives, agents and affiliates of the Company or the Member to the same extent provided to Indemnified Parties pursuant to this Section 10.2, when as, and if determined by the Board, in its sole discretion.

            10.3 Advancement of Expenses. The Company may pay for in advance or reimburse as incurred the reasonable expenses, including reasonable attorneys' fees, incurred by a Indemnified Party in such proceeding referred to in Section 10.2, or otherwise reimburse such expenses in advance of the final disposition of such proceeding, or, where appropriate, may assume the defense of any such Indemnified Party at the Company's expense upon the receipt by the Company of an undertaking by such Indemnified Party to repay any such amounts if such Indemnified Party is ultimately determined not to be entitled to indemnification pursuant to Section 10.2 hereof.

            10.4 Indemnification Not Exclusive. The indemnification and advancement of expenses provided for in this Article 10 shall not exclude, limit or preclude any other rights to which any such Indemnified Party seeking indemnification or advancement of expenses may be entitled under the Act, any agreement or contract, any other applicable law or otherwise, and shall continue as to a Indemnified Party who has ceased to serve as a Member (or director, stockholder, manager or partner of the Member) or Manager of the Company, or in any other indemnified


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capacity, and shall inure to the benefit of the heirs, executors, and administrators of any such Indemnified Party.

            10.5 Insurance. The Company may purchase and maintain insurance on behalf of any Indemnified Party against any liability asserted against or incurred by such Indemnified Party in any capacity or arising out of his or her status as such, whether or not the Company has the obligation or power to indemnify such Indemnified against such liability pursuant to the provisions of this Article 10, the Act, or otherwise.

            10.6 Continuation of Indemnity. The provisions of this Article 10 shall continue to apply to any proceeding specified in Section 10.2 made or commenced against any Indemnified Party who has ceased to be a Indemnified Party entitled to indemnification hereunder and shall inure to the benefit of the estate, heirs and personal representatives of such Indemnified Party.

            10.7 Amendments. Any repeal or modification of this Article 10 by the Member shall not adversely affect any rights of such Indemnified Party pursuant to this Article 10, including the right to indemnification and to the advancement of expenses of a Indemnified Party existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

                                   ARTICLE 11
                             Amendment to Agreement

            Amendments to this Agreement and to the Certificate of Formation must be approved in writing by the Member. An amendment shall become effective as of the date specified in the approval of the Member or if none is specified as of the date of such approval or as otherwise provided in the Act.

                                   ARTICLE 12
                               General Provisions

            12.1 Notices. Unless otherwise specifically provided in this Agreement, all notices and other communications required or permitted to be given hereunder shall be in writing and shall be (i) delivered by hand, (ii) delivered by a nationally recognized commercial overnight delivery service,
(iii) mailed postage


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prepaid by first class mail in any such case directed or addressed to the address set forth below or (iv) transmitted by facsimile to:

            If to the Member, to:

                  PHH Holdings Corporation
                  307 International Circle
                  Hunt Valley, Maryland 21030-1337

Such notices shall be effective: (a) in the case of hand deliveries, when received; (b) in the case of an overnight delivery service, on the next business day after being placed in the possession of such delivery service, with delivery charges prepaid; (c) in the case of mail, seven (7) days after deposit in the postal system, first class mail, postage prepaid; and (d) in the case of facsimile notices, when electronic indication of receipt is received. Any party may change its address and telecopy number by written notice to the other given in accordance with this Section 12.1.

            12.2 Construction Principles. As used in this Agreement, words in any gender shall be deemed to include all other genders. The singular shall be deemed to include the plural and vice versa. The captions and article and section headings in this Agreement are inserted for convenience of reference only and are not intended to have significance for the interpretation of or construction of the provisions of this Agreement.

            12.3 Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision shall be ineffective to the extent of such invalidity or unenforceability; provided, however, that the remaining provisions will continue in full force without being impaired or invalidated in any way unless such invalid or unenforceable provision or clause shall be so significant as to materially affect the expectations of the Member regarding this Agreement. Otherwise, any invalid or unenforceable provision shall be replaced by the Member with a valid provision which most closely approximates the intent and economic effect of the invalid or unenforceable provision.

            12.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of laws thereof.


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            12.5 Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the Member.

            12.6 Additional Documents and Acts. The Member agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions, and conditions of this Agreement and of the transactions contemplated hereby.

            12.7 No Third-Party Beneficiary. This Agreement is made solely for the benefit of the Member and no other person shall have any rights, interest, or claims hereunder or otherwise be entitled to any benefits under or on account of this Agreement as a third-party beneficiary or otherwise.

            12.8 Limited Liability Company. The Member intends to form a limited liability company and does not intend to form a partnership under the laws of the State of Delaware or any other laws.

                            [SIGNATURE PAGE FOLLOWS]


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            IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the day first above written.

                                          PHH HOLDINGS CORPORATION


                                          By: /s/ [Illegible]
                                             -------------------------------
                                             Name:
                                             Title: